Poly Welcomes Talvis Love to its Board of Directors

Proven industry leader brings innovation and business transformation experience to support Poly’s growth

SANTA CRUZ, Calif., September 29, 2021 -- Poly (NYSE: POLY) announced today that Talvis Love, Senior Vice President and Chief Information Officer at Baxter International Inc., has been appointed by Poly's Board to serve as a member of the Board of Directors and as a member of the Audit Committee effective as of September 28, 2021.

Love is an operationally focused, large-scale CIO with expertise across five industries, including automotive, healthcare, financial services, pharmaceuticals and technology. He has more than 30 years of experience leading complex organizational and technology initiatives at Fortune 500 businesses such as Cardinal Health, TD Bank Group, Oracle Corporation and Quaker Oats Company, a division of PepsiCo.

“Talvis has a proven track record of leading change, using technology to drive business transformation and deliver growth,” said Dave Shull, Poly President and Chief Executive Officer. “He will be a great resource to our management team as we find new ways to help our clients manage through the evolving demands that remote and hybrid work have introduced to organizations worldwide.”

Love currently leads the global IT organization at Baxter, a leading medical products company, where he is focused on digital transformation to improve the customer experience and create a data-first culture. Love will serve on the Audit Committee of the Poly Board of Directors.

“There has never been a better time to be a part of Poly,” said Love. “Poly is solving the dilemma of work from anywhere for businesses of all sizes, delivering meeting equality with pro-grade gear to top businesses and seeing strong demand for its solutions. I’m excited to join the Poly Board of Directors to work alongside Dave and his leadership team, as well as to be a part of the company’s growth.”

Love has a Bachelor of Science from the University of Maryland and an MBA from Michigan State University. Talvis currently serves as a director on the board of Goodwill Industries of Greater Detroit and the Tricentis Growth Advisory Board.

About Poly
Poly (NYSE: POLY) creates premium audio and video products so you can have your best meeting -- anywhere, anytime, every time. Our headsets, video and audio-conferencing products, desk phones, analytics software and services are beautifully designed and engineered to connect people with incredible clarity. They're pro-grade, easy to use and work seamlessly with all the best video and audio-conferencing services. Poly MeetingAI delivers a broadcast quality video conferencing experience with Poly DirectorAI technology which uses artificial intelligence and machine learning to deliver real-time automatic transitions, framing and tracking, while NoiseBlockAI and Acoustic Fence technologies block-out unwanted background noise. With Poly (Plantronics, Inc. – formerly Plantronics and Polycom), you'll do more than just show up, you'll stand out. For more information visit www.Poly.com.

INVESTOR CONTACT:
Mike Iburg
Vice President, Investor Relations
(831) 458-7533
Mike.iburg@poly.com

MEDIA CONTACT:
Edie Kissko
Vice President, Poly Communications
(213) 369-3719
Edie.kissko@poly.com